P R E S S R E L E A S E

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Public Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS ACQUIRES WORKING INTEREST

IN OKLAHOMA OIL AND NATURAL GAS WELL

Acquisition Represents Initial Step in ASI's Diversification Strategy

SAN ANTONIO, Texas -- February 16, 2006 _ Analytical Surveys, Inc. (ASI) (Nasdaq: ANLT), today announced it has acquired a 20 percent working interest in a producing Oklahoma oil and natural gas well. The Company acquired the interest for $300,000 cash from TD Energy LLC, the operator of the well and owner of the remaining 80 percent working interest.

The recently completed Welker 1-7 well is located in Pawnee County, Oklahoma and is part of TD Energy's 7,000-acre Skedee Oil and Gas Development Project in the Cherokee Basin.

Lori Jones, ASI's CEO, said, "TD Energy is an established operator with extensive knowledge of the Cherokee Basin. We have conducted a thorough due diligence effort as part of our business diversification strategy and are encouraged that our initial venture in the energy sector comes with such an accomplished operator."

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. The Company is in the process of expanding its business into the energy sector. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB